EXHIBIT 99.1

Contacts:
Sean Baenen	Erini Blakey
Fantex, Inc.	Fantex, Inc.
Email: sean.baenen@fantex.com	Email: erini.blakey@fantex.com

Fantex, Inc. Announces Completion Of $59.3M Offering Of Fantex Sports Portfolio I Units

UBS Investment Bank Acted As Placement Agent For Offering Tied To Earnings Of 20 Athletes

SAN FRANCISCO, Calif., July 25, 2016 – Fantex Inc. announced today the closing of the $59.3M private placement of Fantex Sports Portfolio I (FXSP I) Units. The FXSP I Units are linked to the earnings of 20 professional athletes across three professional sports – baseball, professional golf and football. A total of 5,933,658 Units were sold at $10 per Unit. UBS Investment Bank served as the placement agent for the offering.

“In April 2014, Fantex pioneered a new asset class by offering the first-ever security tied to the earnings of a professional athlete,”  said Fantex, Inc. CEO and co-founder Buck French. “With the successful close of FXSP I, we’ve reached yet another milestone – the first security tied to the earnings of multiple professional athletes across several major sports.”

With the offering completed via a private placement with UBS, Fantex Inc. also announced that Fantex Brokerage Services (FBS) would be winding down its Broker/Dealer business. "The decision to close FBS’ retail brokerage does not in any way impact the operations of Fantex, Inc.," said Mr. French. "Our team looks forward to continuing our work with athletes and investors as we build this asset class into the future."

FXSP I Units are linked to cash flows acquired by Fantex, Inc. – including income generated by current and potential future playing contracts, certain endorsements and appearance fees, as well as potential post-career activities. Specifically, the Fantex Sports Portfolio 1 Units are linked to the income generated by Maikel Franco, Tyler Duffey, Andrew Heaney, Collin McHugh, Jonathan Schoop, Yangervis Solarte, Kelly Kraft, Scott Langley, Jack Maguire, Kyle Reifers, Allen Robinson, Ryan Shazier, Terrance Williams, Kendall Wright, Vernon Davis, EJ Manuel, Mohamed Sanu, Michael Brockers, Alshon Jeffery and Jack Mewhort.

FXSP I Units included 14 athlete brand contracts that were not part of prior Fantex, Inc. offerings.

Athlete	Professional Sports Affiliation	% of Brand Income Acquired
Tyler Duffey	Pitcher, Minnesota Twins Organization (MLB)	10%
Maikel Franco	Third Baseman, Philadelphia Phillies (MLB)	10%
Andrew Heaney	Pitcher, Los Angeles Angels (MLB)	10%
Collin McHugh	Pitcher, Houston Astros (MLB)	10%
Jonathan Schoop	Second Baseman, Baltimore Orioles (MLB)	10%
Yangervis Solarte	Third Baseman, San Diego Padres (MLB)	11%
Kelly Kraft	Professional Golfer	15%
Scott Langley	Professional Golfer	15%
Jack Maguire	Professional Golfer	11%
Kyle Reifers	Professional Golfer	15%
Allen Robinson	Wide Receiver, Jacksonville Jaguars (NFL)	12%
Ryan Shazier	Linebacker, Pittsburgh Steelers (NFL)	10%
Terrance Williams	Wide Receiver, Dallas Cowboys (NFL)	10%
Kendall Wright	Wide Receiver, Tennessee Titans (NFL)	10%

About Fantex

Based in San Francisco, the Fantex, Inc. business is focused on targeting individuals with the potential to generate significant income (“brand income”) for investors; acquiring minority interests in such brand income; and assisting platform athletes in increasing the potential value of their future cash flows, primarily through mentoring and network/audience development.

This press release is not an offer or sale of the securities in the United States or in any other jurisdiction where such offer or sale is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements reflect Fantex, Inc.’s current views with respect to, among other things, future events and performance. These statements may discuss Fantex, Inc.’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, future brand income under Fantex, Inc.’s brand contracts, results of operations, expectations for the use of the net proceeds from the Unit offering, prospects, growth and strategies, plans, market opportunities and the trends that may affect Fantex, Inc. and Fantex, Inc.’s brand contract counterparties. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Fantex, Inc. expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Additional information on potential factors that could affect Fantex’s business and results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year-ended December 31, 2015, filed with the SEC and its other periodic reports filed with the SEC, in each case available at http://www.sec.gov.

Each FXSP I Unit is comprised of 0.017 shares of Fantex Series Vernon Davis Convertible Tracking Stock, 0.047 shares of Fantex Series EJ Manuel Convertible Tracking Stock, 0.015 shares of Fantex Series Mohamed Sanu Convertible Tracking Stock, 0.102 shares of Fantex Series Alshon Jeffery Convertible Tracking Stock, 0.043 shares of Fantex Series Michael Brockers Convertible Tracking Stock, 0.033 shares of Fantex Series Jack Mewhort Convertible Tracking Stock, and 0.765 shares of Fantex Series Professional Sports Convertible Tracking Stock. Fantex, Inc.’s series of convertible tracking stock are intended to track and reflect the separate economic performance of Fantex, Inc.’s brand contracts with the athletes listed above (and certain related parties of such athletes). Holders of FXSP I Units or Fantex, Inc.’s series of convertible tracking stock will have no direct investment in these brand contracts, associated series of convertible tracking stock or the athletes party to the brand contracts. Rather, an investment in FXSP I Units and Fantex, Inc’s series of convertible tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any other series of tracking stock that Fantex, Inc. may establish and issue in the future.